THIS INSTRUMENT is made by way of deed poll on the 7th day of July 2000 by MICROSOFT CORPORATION, a company incorporated in Washington, whose principal place of business is at One Microsoft Way, Washington 98052 6399, USA ("MICROSOFT").

By this deed poll, Microsoft declares as follows in respect of the revised new relationship agreement dated 3 March 2000 between Microsoft (1), Liberty Media International, Inc. (2), Liberty UK Holdings, Inc. (3), Liberty UK, Inc. (4) and Telewest Communications plc (5) (the "AGREEMENT"):

1. That Microsoft shall procure that the Microsoft Designated Directors shall not exercise any right under clause 4 of the Agreement to withhold their consent to the appointment of any appointee to the board of directors of Telewest Communications plc ("TELEWEST");

2. That Microsoft shall not exercise any right under clause 5.1.4 of the Agreement to withhold its consent to any appointment or removal of the Chief Executive Officer of Telewest;

3. That Microsoft shall procure that, for so long as the voting agreement between the Microsoft Shareholders and the Liberty Shareholders contained in clause 6.1 and 6.2 of the Agreement, or any agreement as to voting of Shares owned by TW Holdings pursuant to the TW Holdings Operating Agreement, remains in force, the Microsoft Shareholders shall exercise the voting rights attached to the ordinary shares and limited voting shares in Telewest owned by them (and shall exercise their rights under the TW Holdings Operating Agreement in respect of the voting rights attached to the Ordinary Shares owned by TW Holdings) and shall cause the directors of Telewest nominated by them to vote (subject to their fiduciary duties as directors of Telewest) in all matters in such manner as the Independent Directors (or a majority of them) may recommend, provided that:


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     (a)  if the Microsoft Shareholders (or the directors nominated by them)
          have a conflict of interest in any matter, they shall abstain from voting and shall procure that TW Holdings shall abstain from voting in respect of the Pro Rata Shares of the Microsoft Group; and

     (b) if the Liberty Shareholders do not agree with the Microsoft Shareholders to vote in accordance with the recommendation of the Independent Directors (or a majority of them) following the implementation of the procedure set out in clause 6.2 of the Agreement and the Liberty Shareholders require the Microsoft Shareholders to vote in such manner that would be most likely to continue the status quo without materially increasing the financial obligations of Telewest or materially deviating from its approved budget and business plan, then the Microsoft Shareholders shall comply with the requirement of the Liberty Shareholders (and the Pro Rata Shares of the Microsoft Group under the TW Holdings Operating Agreement shall also be voted accordingly); and

4.   That Microsoft shall procure that, notwithstanding the provisions of clause
     6.2 of the Agreement and clause 7.9 of the TW Holdings Operating Agreement, in the event that the procedures provided for resolving disagreements in the said clauses 6.2 and 7.9 are applied but the Microsoft Shareholders and the Liberty Shareholders or (in relation to the TW Holdings Operating Agreement) the relevant members of the Microsoft Group and the Liberty Group fail to agree on how the voting rights attached to the ordinary shares and limited voting shares owned by them or owned by TW Holdings in Telewest are to be exercised or how the directors of Telewest respectively nominated by them are to vote (subject to their fiduciary duties) in respect of board decisions, the Liberty Shareholders and the directors nominated by them shall at all times be free to vote as they so wish and the Liberty Group shall at all times be free to require TW Holdings to vote the Pro Rata Shares of the Liberty Group as the Liberty Group so wishes and


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

     Microsoft shall not enforce its entitlement under the said clauses 6.2 or
     7.9 to require any of them to vote otherwise.

The definitions contained in the Agreement shall, unless the context otherwise requires, bear the same meanings in this deed poll.

This deed poll is intended to operate for the benefit of and be enforceable by Telewest and is governed by and shall be construed in accordance with English law.

Executed as a deed by Microsoft on the date first stated above.



SIGNED as a deed and       )
DELIVERED by               )
MICROSOFT CORPORATION      )
acting by:                 )



 .../s/ John Connors.....
Duly authorised
Name:   John Connors
Title:  Chief Financial Officer




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